EXHIBIT 2.E.

        Agreement, dated as of February 10, 1997, between Hildegard Gruenbaum (formerly Hildegard Goldenberg), residing at 55 Talbot Court, Short Hills, New Jersey 07078 ("HG") and David M. Goldenberg, residing at 330 Pleasant Valley Road, Mendham, New Jersey 07945 ("DMG").

        WHEREAS, HG and DMG are parties to an agreement (the "Settlement Agreement"), dated as of December 24, 1996, as modified as of February 10, 1997 (the "Modification Agreement"), which, among other things, provides for the equitable distribution of shares of common stock, par value $.01 per share (the "Common Stock"), of Immunomedics, Inc. (the "Company");

        WHEREAS, pursuant to the Settlement Agreement and the Modification Agreement, among other things, (i) HG has agreed to certain quarterly and annual limitations on her sales of Common Stock; and (ii) HG has agreed execute such documents as are necessary to grant to DMG the right to vote all of her shares of Common Stock; and

        WHEREAS, HG and DMG desire to embody such agreements in a separate agreement;

        NOW, THEREFORE, it is hereby agreed as follows:

        1. HG has voluntarily consented, to sell no more than 1,000,000 shares of Common Stock received or retained by her pursuant to the Settlement Agreement per year, selling no more than 250,000 shares per quarter. However, HG and DMG agree that HG shall sell no further shares of Common Stock until January 16, 1997. Moreover, the quarterly and annual limitations set forth herein will commence January 16, 1997. The first 35,000 shares sold by HG after the date hereof shall not count towards the limits set forth herein. The restriction in this Paragraph 1 shall not apply to the tender by HG of her shares in connection with a tender offer or merger or similar transaction where a purchase of all of the Common Stock is contemplated.

        2. HG shall execute any and all documents necessary to grant to the DMG the right to vote all of her shares of Common Stock. DMG shall, in good conscience, vote these shares in a fashion that he believes, in his sole and uncontrolled discretion, to be in the best interests of the Company.

        3. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey applicable to contracts made and to be performed wholly within such state.


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        4. In the event of an inconsistency between any provision of this
Agreement and any provision of the Settlement Agreement, as modified by the Modification Agreement, the Settlement Agreement, as modified by the Modification Agreement, shall govern.

        5. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

        6. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by an instrument executed by the party to be charged, or in the case of a waiver, by the party waiving compliance.

        7. The failure of either party at any time or times to require performance of any provision of this Agreement in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

        8. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                            \s\ David M. Goldenberg
                                            --------------------------------
                                             David M. Goldenberg



                                            \s\ Hildegard Gruenbaum
                                            --------------------------------
                                            Hildegard Gruenbaum (formerly
                                             Hildegard Goldenberg)




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